ITEM 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENTS

The following actions were taken by the Board of Directors with regard to non-fundamental investment policies:

(1)	(a)	The Funds eliminated the following non-
fundamental investment limitations:
(i)	The Fund will not purchase securities of a
company for the purpose of exercising control
or management.
(ii)	The Fund will not purchase put options on
securities unless the securities are held in
the Fund's portfolio and not more than 5% of
the value of the Fund's total assets would be
invested in premiums on put option positions.
(iii)	The Fund will not write call options on
securities unless the securities are held in
the Fund's portfolio or unless the Fund is
entitled to them in deliverable form without
further payment or after segregating cash in
the amount of further payment.
(iv)	The Fund will not enter in to transactions
for the purpose of engaging in arbitrage.
(v)	The Fund will not invest more than 10% of
the value of its total assets in securities
subject to restrictions on resale under federal
securities laws, except for commercial paper
issued under Section 4(2) of the Securities Act
of 1933 and certain other restricted securities
which meet the criteria for liquidity as
established by the Board of Trustees. (Regions
Limited Maturity Government Fund, Regions Fixed
Income Fund, Regions Balanced Fund, Regions
Value Fund, Regions Growth Fund and Regions
Aggressive Growth Fund)
(vi)	The Regions Fixed Income Fund will not
invest in warrants.  (vii)	The Fund will not
invest more than 5% of the value of its net
assets in warrants. (For purposes of this
limitation, warrants will be valued at the
lower of cost or market value, except that
warrants acquired by the Fund in units or
attached to securities may be deemed to be
without value.)  (Regions Balanced Fund,
Regions Value Fund, Regions Growth Fund and
Regions Aggressive Growth Fund)
(viii)The Fund will not engage in when-issued and
delayed delivery transactions to the extent
that it would cause the segregation of more
than 20% of the value of its total assets.
(b)	Amended the Funds' non-fundamental
investment limitation regarding illiquid
securities to read as follows:
	The Fund will not purchase securities for which
there is no readily available market, or enter in
to repurchase agreements or purchase time deposits
maturing in more than seven days, if immediately
after and as a result, the value of such
securities would exceed, in the aggregate, 10% of
the Fund's net assets. (Regions Treasury Money
Market Fund)
 The Fund will not purchase securities for which
there is no readily available market, or enter in
to repurchase agreements or purchase time deposits
maturing in more than seven days, if immediately
after and as a result, the value of such
securities would exceed, in the aggregate, 15% of
the Fund's net assets. (Regions Limited Maturity
Government Fund, Regions Fixed Income Fund,
Regions Balanced Fund, Regions Value Fund, Regions
Growth Fund and Regions Aggressive Growth Fund)
(c)	Amended the Funds' non-fundamental
investment limitation regarding investing in the
securities of other investment companies to read
as follows:
	The Fund may invest its assets in securities of
other investment companies.
(d)	Amended the Regions Value Fund's non-
fundamental investment limitation regarding
temporary defensive investments to read as
follows:
	For temporary defensive purposes and to maintain
liquidity, the Fund may invest in cash and cash
items, including short-term money market
instruments; securities issued and/or guaranteed
as to payment of principal and interest by the
U.S. government, its agencies or
instrumentalities; and repurchase agreements.
(e)	Adopted the following non-fundamental
investment limitations:
(i)	In applying the Fund's concentration
restriction: (a) utility companies will be
divided according to their services, for
example, gas, gas transmission, electric and
telephone will each be considered a separate
industry; (b) financial service companies will
be classified according to the end users of
their services, for example, automobile
finance, bank finance and diversified finance
will each be considered a separate industry;
and (c) asset-backed securities will be
classified according to the underlying assets
securing such securities.
(ii)	Regions Treasury Money Market Fund shall
invest primarily in U.S. Treasury obligations
maturing in 397 days or less.
 (iii)	Regions Fixed Income Fund may engage
in reverse repurchase agreements. Reverse
repurchase agreements are repurchase agreements
in which the Fund is the seller (rather than
the buyer) of the securities, and agrees to
repurchase them at an agreed upon time and
price. A reverse repurchase agreement may be
viewed as a type of borrowing by the Fund.
Reverse repurchase agreements are subject to
credit risks. In addition, reverse repurchase
agreements create leverage risks because the
Fund must repurchase the underlying security at
a higher price, regardless of the market value
of the security at the time of repurchase.
 (2)	Eliminated the following undertakings of the
Funds:
(a)	The Regions Treasury Money Market Fund does
not intend to borrow money or pledge securities in
excess of 5% of its net assets, and has no present
intention to invest in closed-end investment
companies.
(b)	The Regions Limited Maturity Government Fund
has no present intention to borrow money, pledge
securities or invest in credit card receivables in
excess of 5% of the value of its net assets.
(c)	The Fund has no present intention to borrow
money, pledge securities or invest in restricted
or illiquid securities in excess of 5% of the
value of its net assets. (Regions Fixed Income
Fund, Regions Growth Fund and Regions Aggressive
Growth Fund)
 (d)	The Fund has no present intention to borrow
money, pledge securities or invest in reverse
repurchase agreements in excess of 5% of the value
of the Fund's net assets in the coming fiscal
year. (Regions Balanced Fund and Regions Value
Fund)
(e)	The Fund will: (1) limit the aggregate value
of the assets underlying covered call options or
put options written by the Fund to not more than
25% of its net assets; (2) limit the premiums paid
for options purchased by the Fund to 20% of its
net assets; and (3) limit the margin deposits on
futures contracts entered into by the Fund to 5%
of its net assets.  (Regions Fixed Income Fund,
Regions Growth Fund, Regions Balanced Fund,
Regions Value Fund and Regions Aggressive Growth
Fund)
(f)	The Fund will purchase options only to the
extent permitted by the policies of state
securities authorities in the states where shares
of the Fund are qualified for offer and sale.
(Regions Fixed Income Fund, Regions Balanced Fund,
Regions Value Fund, Regions Growth Fund and
Regions Aggressive Growth Fund)
 (3)	Approved amendments to the Funds' Declaration of
Trust to permit the Board of Directors to liquidate assets of a series or class without seeking shareholder approval.